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               Contact for Muriel Siebert & Co.:  Kate McDonough
                                                  Trina Hardiman
                                                  McDonough & Associates
                                                  212-334-0033


FOR IMMEDIATE RELEASE


        MURIEL SIEBERT CAPITAL MARKETS GROUP INC. AND J. MICHAELS INC.
                      SIGN DEFINITIVE AGREEMENT TO MERGE

                      ----------------------------------

NEW YORK, NY, APRIL 29, 1996 -- Muriel Siebert Capital Markets Group Inc., the sole shareholder of Muriel Siebert & Co., Inc., and J. Michaels Inc. (NASDAQ:
MICH) have signed a definitive agreement to merge the two companies. The agreement follows the merger announcement made by the two companies on February 2, 1996.

     After the completion of the merger, shareholders of J. Michaels will share the proceeds from the liquidation of existing J. Michaels assets and will retain 2.5% of the shares of the surviving corporation.

     Muriel Siebert, Chief Executive Officer of Siebert and its sole shareholder, will own 97.5% of the shares of the surviving company. The surviving company will continue the existing discount brokerage and capital markets businesses conducted by Muriel Siebert & Co., Inc. under the name Siebert Financial Corp.

     Consummation of the merger is subject to approval by shareholders of J. Michaels and regulatory authorities.

     "Our becoming a public company will give us ways to better compete and better serve our brokerage and capital markets clients," said Ms. Siebert. "Doing a reverse merger with J. Michaels is giving us publicly-traded securities and greater flexibility to grow, reward our employees and plan for what we believe is a very promising future."

     Muriel Siebert & Co., Inc. is a leading national discount brokerage firm founded by Ms. Siebert in 1967 when she became the first woman member of the New York Stock Exchange. She transformed the firm into a discount brokerage house on May 1, 1975, the first day that New York Stock Exchange members were permitted under a new federal law to





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negotiate commissions.  Ms. Siebert took a leave from her firm in 1977 to serve five years as the first woman Superintendent of Banking for the State of New York. Muriel Siebert & Co., Inc. is based in New York City, with branches in Los Angeles and Boca Raton and Naples, Florida.

     J. Michaels Inc. is engaged in the retail furniture business in Brooklyn, New York and Buffalo, New York and the furniture leasing business in Buffalo.

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